Lakeside Serenity Resorts Inc. Form 1-A - Offering Statement under Regulation A of the Securities Act of 1933 ________________ Cover Page Form 1-A Offering Statement under Regulation A of the Securities Act of 1933 Issuer: Lakeside Serenity Resorts Inc. Tier: 1 Maximum Offering Amount: $1,200,000 Date: January 12, 2026 Issuer Contact Information: 340 Route 94, Fredon Township, NJ 07860, USA Tel: (917) 232-5799 Email: positiveai123@gmail.com ________________ PART I - NOTIFICATION Issuer Information * Exact Name: Lakeside Serenity Resorts Inc. * Jurisdiction of Incorporation: New Jersey, USA * Date of Incorporation: May 21, 2025 * Issuer Address: Same as above * Legal Form: Corporation Principal Executive Offices * Same as issuer address Officers and Directors Name Position Responsibilities Xiaowei Jin CEO, Director Founder; overall strategy and operations Tianwen Hu CFO Founder; financial oversight and administration Securities Being Offered Item Detail Type of Security Class A Common Stock Par Value None Authorized Shares 20,000,000 Issued & Outstanding 20,000,000 shares (all held by Xiaowei Jin, issued for nominal consideration) Total Shares Offered 20,000,000 Offering Price per Share $0.06 Maximum Aggregate Offering Amount $1,200,000 Regulation A Tier Tier 1 Transfer Agent Will be appointed prior to qualification ________________ PART II - OFFERING CIRCULAR 1. Summary Lakeside Serenity Resorts Inc., incorporated May 21, 2025, is a development-stage company formed to establish a lake-centered leisure, wellness, and culinary resort in Fredon Township, NJ. The Company has acquired property and allocated resources for initial development but has not yet generated revenue. Investment in this offering involves a high degree of risk. ________________ 2. Risk Factors * Early-Stage Company: Limited operating history, no revenue. * Funding Risk: Additional capital may be needed, may dilute investors. * Development & Regulatory Risk: Delays in construction or approvals could impact operations. * Market Risk: Demand for resorts may fluctuate seasonally/economically. * Management Risk: Founders have no formal certifications in accounting or hospitality. * High Valuation / Stock Issuance Risk: Large number of shares could affect perceived value. * Liquidity Risk: No public market currently exists. Note: The Company may seek OTC quotation in the future; no assurance this will occur. ________________ 3. Use of Proceeds Assuming maximum offering of $1,200,000, proceeds are planned as follows: Planned Use Amount Percentage Wellness & Recreational Program Development $420,000 35% Culinary & Educational Program Development $240,000 20% Marketing & Branding $240,000 20% Legal, Accounting & Regulatory $180,000 15% General & Administrative Expenses $120,000 10% Total $1,200,000 100% These amounts are management's current estimates and may change depending on operating needs and amount actually raised. ________________ 4. Business Overview * Focus: lake-centered leisure and wellness resort * Products & Services: outdoor recreation, wellness programs, family activities, culinary/herbal workshops, educational courses * Market Opportunity: growing demand for wellness, nature-based tourism * Regulatory Matters: subject to zoning, health, safety, environmental rules; all permits applied for Historical Background / MD&A: Since inception, the Company has focused on organizational setup, legal/administrative work, property acquisition, and preliminary planning. In connection with its formation, the Company acquired resort property for approximately $1,000,000. This acquisition was funded through contributions from the founder. The proceeds of this offering will not be used to reimburse the founder for this expenditure. The Company has not yet generated revenue. ________________ 5. Management's Discussion and Analysis (MD&A) * Organizational setup and property acquisition completed * Preliminary program planning underway * Capital Structure: 20,000,000 authorized, 20,000,000 issued (all founder-owned) * No revenue yet; cash from founder contributions. Since inception, the Company has acquired resort property totaling $938,839.84, funded entirely by founder contributions. These amounts are not reimbursed by the offering. ________________ 6. Financial Statements (Illustrative, Unaudited) * Balance Sheet: assets mainly property + cash from founder * - Resort Property (acquired via founder contributions): $938,839.84 * Statement of Operations: no revenue; net loss reflects startup * Cash Flows: inflows mainly from founder contributions; outflows for operations/investing * Historical expenses are not funded by this offering * ________________ 7-10. Other Information * Directors & Officers: As above * Executive Compensation: None * Security Ownership: As above * Description of Securities: Class A Common Stock, no par value ________________ PART III -- EXHIBITS * Certificate of Incorporation & Amendment (Article 6: Total Shares = 20,000,000) * Bylaws * Form of Stock Certificate * Material Contracts: None as of December 25, 2025 ________________ SIGNATURES Pursuant to Regulation A, the issuer certifies that this Offering Statement has been duly executed. Lakeside Serenity Resorts Inc. By: /s/ Xiaowei Jin Name: Xiaowei Jin Title: CEO Date: January 21, 2026